Exhibit 10.1

Date:	27 May, 2016

To:	Ocean Power Technologies Inc.

1590 Reed Road

Pennington, NJ 08534, USA

TEL:	(+1)609-730-0400

FAX:	(+1)609-730-0404

Attn:	Mr. George H. Kirby

CC:	Mr. Noji/MES Procurement Department

Re:	Purchase Order No.HM00538 (Job No.H650511.JIK)

Task for NEDO-MES wave power generation project

We, Mitsui Engineering & Shipbuilding Co., Ltd. (hereinafter referred to as “MES”), hereby place orders for the captioned items with you, Ocean Power Technologies, Inc. (hereinafter referred to as “OPT”), to lease and deploy PB3 PowerBuoy off the coast of Kozushima Island, Japan.

The total purchase order amount for the scope of supply described below is is $975,587. This includes engineering services as well as the lease of PB3 PowerBuoy. This Purchase Order will be subject to the agreed Terms and Conditions document as signed by both parties on [DATE] as well as to the terms stated in the Addendum section of this purchase order.

Scope of Supply:

The scope of supply for this purchase order is consistent with OPT’s offer “MILESTONES PAYMENT SCHEDULE Revision C” dated March 17, 2016

a)	Mooring design and resonant control implementation support

b)	Support operational and resonant control wave tank test

c)	Support survival wave tank test

d)	Support MES with deployment permit, approval and social relations support

e)	Testing of PB3 PowerBuoy prior to shipment to Japan

f)	Staging and packaging of PB3 PowerBuoy

g)	Handling logistics and shipping of PB3 PowerBuoy to Japanese port

h)	Six month lease of PB3 Power Buoy

i)	PB3 deployment and commissioning

j)	PB3 monitoring, data analysis and reporting

k)	Project management

MES kindly requests OPT to confirm the forgoing Purchase Order and return to us a copy of this Purchase Order sheet with your signature as your acceptance.

Yours faithfully,

/s/ T. Maemura, Manager

T. Maemura, Manager

Renewable Energy Project Dept.

Business Development and Innovation Hq.

Mitsui Engineering & Shipbuilding Co., Ltd.

Accepted by

/s/ George H. Kirby
George H. Kirby
President and Chief Executive Officer

Ocean Power Technologies, Inc.

Date: May 31, 2016

Addendums

1.	References:

a)	Terms and Conditions document: Terms_&_Condistions_Amendment_for_OPT_20160518 as agreed and signed by MES and OPT on 23 May, 2016

b)	Letter of Intent (LOI) from MES to OPT dated 7th March 2016

c)	Proposal for NEDO-MES wave power generation project by OPT’s offer “MILESTONES PAYMENT SCHEDULE Revision C” dated March 17, 2016

2.	Contract Price:

a)	For Supply in 2015 Japanese Fiscal Year

OPT will submit the results specified in each milestone that has been designated as 2015 Fiscal Year. MES will pay total $138,700 by March 31, 2016. (Per Proposal for NEDO-MES wave power generation project by OPT’s offer “MILESTONES PAYMENT SCHEDULE Revision C” dated March 17, 2016)

b)	For Supply in 2016 Japanese Fiscal Year

OPT will submit the results specified in each milestone that has been designated as 2016 Fiscal Year. MES will pay total $374,030 by March 31, 2017. (Per Proposal for NEDO-MES wave power generation project by OPT’s offer “MILESTONES PAYMENT SCHEDULE Revision C” dated March 17, 2016)

c)	For Supply in 2017 Japanese Fiscal Year

OPT will submit the results specified in each milestone that has been designated as 2017 Fiscal Year. MES will pay total $462,857 by March 31, 2018. (Per Proposal for NEDO-MES wave power generation project by OPT’s offer “MILESTONES PAYMENT SCHEDULE Revision C” dated March 17, 2016)

[Prerequisite] With respect to the supply in 2016 and 2017 Japanese fiscal year, MES and OPT agree to negotiate in good faith and agree that the terms and conditions in the contract are to be discussed and adjusted. And the contract between MES and OPT will address the possibility for and the result that may occur if MES cannot pass NEDO’s Stage Gate (the scheduled target date of NEDO Stage Gate is June 30 2016) or if a change occurs in the anticipated contract between NEDO and MES.

[Prerequisite] With respect to following tasks, shipping of PB3 to Japan, six month lease of PB3, assistance of deployment and commissioning each of which are associated with demonstration period, the timing of submission of the results (deliverables) from OPT and the payment from MES depends on the actual demonstration period.

3.	Payment Terms:

100% contract price of each milestone shall be paid by telegraphic transfer remittance within 30 days after MES’s receipt of the following items (a) and (b):

(a)	The OPT deliverables that was specified by Letter of Intent (LOI) from MES to OPT dated 7th March 2016

(b)	OPT’s original signed invoice:

Address:

Mitsui Engineering & Shipbuilding Co., Ltd. Renewable Energy Project Dept.

6-4, Tsukiji 5-chome, Chuo-ku, Tokyo 104-8439 Japan

Attention: T. Suzuki      Tel: +81-3-3544-3025          Fax: +81-3-3544-3982

4.	Milestone of payment:

Milestone of the task to be performed and the payment due date and payment amount

Per proposal for NEDO-MES wave power generation project by OPT’s offer “MILESTONES PAYMENT SCHEDULE Revision C” dated March 17, 2016

a)	Payment I: Completion of the following tasks 1.1, 1.2, 1.3, 1.4, March 31, 2016 $138,700

2015 Fiscal year total $138,700

b)	Payment II: Completion of the following tasks 1.5, 1.6, May 31, 2016 $150,004

c)	Payment III: Completion of the following tasks 2, 3, 4, August 31, 2016 $117,938

d)	Payment IV: Completion of the following tasks 5, 6, 7, March 31, 2017 $73,896

e)	Payment V: Completion of the following task 8.1 for first month, March 31, 2017 $32,192

2016 Fiscal year total $374,030.

f)	Payment VI: Completion of the following task 8.2 for second month, April 30, 2017 $32,192

g)	Payment VI: Completion of the following task 8.3 for third month, May 31, 2017 $32,192

h)	Payment VI: Completion of the following task 8.4 for fourth month, June 30, 2017 $32,192

i)	Payment VI: Completion of the following task 8.5 for fifth month, July 31, 2017 $32,191

j)	Payment VI: Completion of the following task 8.6 for sixth month, August 31, 2017 $32,191

[Note] Lease fee by task 8.1-8.6 is paid as a monthly installment based on MES’s policy of payment.

k)	Payment XI: Completion of the following task 9, May 31, 2017 $145,245

l)	Payment XII: Completion of the following task 10, August 31, 2017 $156,654

2017 Fiscal year total $462,857.

[Note] Price for “Project management” as Task 11 in LOI is allocated to each task price, based on OPT’s offer “MILESTONES PAYMENT SCHEDULE Revision C” dated March 17, 2016.

2015-2017 Fiscal Year Total is $975,587.

[Note] As acceptance date is defined as the following conditions:

1)	We have received specified deliverables and confirmed them.

2)	We have received invoice of each milestone.

5.	Contents of Tasks:

By Proposal for NEDO-MES wave power generation project by OPT’s offer “MILESTONES PAYMENT SCHEDULE Revision C” dated March 17, 2016.

Task 1.1	Design Resonant Control Interface into OPT controller

Task 1.2	Design data recording and reporting mechanism for resonant control system

Task 1.3	Determine PowerBuoy performance and fatigue life prediction using Kozushima JPD

Task 1.4	Use 100-year return period conditions to generate design loads and estimate safety factors for the design

Task 1.5	Utilize 100-year return current information to determine mooring design concept and conditions for wave tank test

Task 1.6	Use bathymetry and seabed composition to recommend appropriate method for anchoring and deployment

Task 2	Support Operational and Resonant Control Wave Tank Test (includes travel to Japan)

Task 3	Support Survival Wave Tank Test (includes travel to Japan)

Task 4	Support MES with deployment permit, approval and social relations support (NK, JP Coast Guard, NEDO, EPSD, TMP)

Task 5	Testing of PB3 PowerBuoy prior to shipment to Japan

Task 6	Staging and packaging of PB3 PowerBuoy

Task 7	Handling logistics and shipping of PB3 PowerBuoy to Japanese port

Task 8.1-8.6	Total Six month lease of PB3

Task 9.1	Develop PowerBuoy deployment and operation plan

Task 9.2	Conduct Pre-Deployment Functional Test and provide test report

Task 9.3	OPT Operations and Engineering Support

Task 9.4	Provide deployment readiness report

Task 9.5	Deploy PB3

Task 10.1	Conduct monitoring of PB3 PowerBuoy and tune performance (Resistive and Resonant Control)

Task 10.2	Conduct deployment data analysis over deployment term

Task 10.3	Issue periodic report over deployment term

Task 11	Project Management (1.5 years)

[Note] OPTis requested to submit a list of deliverables (main components and reports (including drawing and calculation)) of each task, within two weeks upon receipt of this PO.

For purpose of clarity, each milestone will be paid separately to OPT as each milestone is completed.

Doc.:WPG-EA001-00

GENERAL TERMS AND CONDITIONS FOR PURCHASING, MES2011

Amendment for Ocean Power Technologies Inc., May 18, 2016

1.	DEFINITIONS

“Purchase Order” means the purchase order issued on the date of stipulating the goods to be purchased and its terms and conditions. The General Terms and Conditions shall be read as being incorporated thereto. When agreed and finalized, these General Terms and Conditions will remain in effect throughout the duration of the Purchase Order.

“Goods” means any materials, machinery, equipment, article, item, drawings, service or work provided for and agreed to by the parties in the Purchase Order

“Specifications" means the technical aspects agreed on by the parties hereto to fulfill any parts of the Goods, and all Specifications must be included within or referred to by the Purchase Order.

“Seller” means Ocean Power Technologies, Inc. (OPT) and “Buyer” means Mitsui Engineering and Shipbuilding Co., Ltd. (MES). OPT and MES are each a party and collectively the parties.

2.	TERM

The term of the contractual agreement between the parties, which shall at least include the duration of the project as well as the duration of any lease of Goods (including but not limited to the lease of a PowerBuoy®) shall be specified in the Purchase Order. The parties agreed that term of the lease of a PowerBuoy® shall commence FOB USA PORT to Japan, and shall end FOB USA PORT. Any changes to the lease will need to be by amendment to the Purchase Order and agreed upon in writing by both parties.

3.	CONTRACT

The Purchase Order shall become a binding contractual agreement between the Seller and the Buyer upon the execution of the Purchaser Order by the Buyer and Seller.

The Purchase Order, together with these General Terms and Conditions and the Specifications and other relevant documents referred therein, shall by this reference be all made a part hereof and shall constitute one element of the entire contractual agreement between the parties. All prior negotiations, proposals, and writings pertaining to any Purchase Order or the subject matter thereof will be superseded and supplanted once the Purchase Order is executed by Buyer and Seller.

The Buyer and Seller agree that these General Terms and Conditions shall apply and shall govern to the Purchase Order, and that in the face of any conflict between these General Terms and Condition and any other specific terms and conditions in a Purchaser Order, that these General Terms and Conditions apply to the exclusion of all others.

4.	INSPECTION AND TEST

Before dispatching the Goods, the Seller shall carefully inspect and test the Goods in compliance with the Specifications.

The Buyer shall be entitled to attend such inspection and / or test at all reasonable times and places before, during and / or after the manufacture of the Goods.

The Seller shall inform the Buyer of the anticipated date of inspection and / or test that may be specified in the Purchase Order and/or other related documents referred thereto, and the Seller shall inform the Buyer as soon as reasonable prior to the actual date of inspections and/or test in order to allow Buyer and its designated inspection agent to attend the same.

If, as a result of such inspection or test, the Buyer is of the reasonable opinion that the Goods do not comply with or conform to the Purchase Order, the Buyer shall inform the Seller accordingly in writing and the Seller shall take such reasonable steps as may be necessary to ensure such compliance.

The Buyer's attendance at such inspection and / or test shall not be interpreted in any way to imply acceptance of such Goods, and shall not relieve the Seller from any responsibility for supplying the Goods in strict conformity with the Purchase Order and any agreed Specifications referred to therein and for correcting any defects which may be found during the guarantee period.

The Buyer is not obliged to pay for any Goods supplied in error or in excess of the amount ordered in the Purchase Order. Such erroneous or excess Goods shall be returned to the Seller upon the Seller's payment of all shipping and return freight costs.

5.	PROGRESS REPORT

The Seller shall provide the Buyer with a progress report showing the manufacturing status of the Goods as agreed in the Purchase Order or at any other reasonable time upon the Buyer's reasonable requests without any additional cost to the Buyer, and the Seller shall inform the Buyer of the estimated time of shipment.

6.	CHANGE

The Buyer shall have the right, by written supplement mutually agreed in advance by Buyer and Seller, to make changes in the Specifications and drawings for the Goods covered by the Purchase Order.

If such change, which is beyond the scope of the Specifications in the Purchase Order agreed on by the Parties would affect the price or delivery date for the Goods, the Seller shall so notify the Buyer within ten (10) days of the instruction from the Buyer of such change and then both parties shall mutually agree in writing upon commercially reasonable adjustment in the price and / or delivery date to reflect the effect of such change.

While the Buyer and the Seller are in the process of making such adjustment, if mutually agreed and released in writing by both parties, the Seller shall comply with and perform such change in accordance with the terms of the Purchase Order during such time.

No substitutions by the Seller shall be made in the Purchase Order without a prior written permission of the Buyer.

7.	PACKING

The Goods shall be packed in a reasonable manner so as to ensure adequate protection until they reach their ultimate destination and in compliance with the Buyer's packing requirements as set forth in the Purchase Order.

The cost of all packing, boxing and / or crating, carriage, etc., for the delivery of the Goods from Seller to Buyer is to be included in the price specified in the Purchase Order. The cost of all packing, boxing and/or crating, carriage etc., for delivery of leased Goods from Buyer to Seller is the sole responsibility of the Buyer.

The Buyer's count will be accepted as final and conclusive on shipments not accompanied by the Seller's itemized packing list.

8.	DELIVERY

The Seller shall deliver the Goods in accordance with these General Terms and Conditions as well as any other specific terms and conditions in the Purchase Order.

These General Terms and Conditions as well as any other specific terms and conditions in the Purchase Order that address matters of delivery shall be interpreted in accordance with "lncoterms 2010" (as amended) . All required documentation associated with the receipt and disposition of the Goods by Buyer such as but not limited to local customs forms, export law compliance forms, and such are the sole responsibility of the Buyer.

9.	DELAY IN DELIVERY

Buyer and Seller shall mutually agree in writing to an overall project schedule that is referenced in the Purchase Order, with clearly documented assumptions, including but not limited to those items such as data and information to be provided by Buyer to Seller in order for Seller to start work in accordance with the agreed schedule. In the event that deliverable-dates must change based upon new or different data/information developed after the Purchase Order is signed, Buyer and Seller can mutually agree to the necessary changes in a written document that will supplement the Purchase Order. Project schedule will be updated by Seller on a regular basis to reflect delivery dates and possible delays, Buyer will be notified accordingly, and the parties will cooperate in effectuating any necessary changes as noted above.

10.	GUARANTEE

The Seller warrants to the Buyer that the Goods covered by the Purchase Order shall conform to the specifications and other relevant documents referenced in the Purchase Order, including but not limited to a warranty that the Goods shall be reasonably fit and sufficient for the specific research and development, and technology demonstration/assessment purpose for which they are intended, all as evidenced in the Purchase Order and in the Specifications. In addition but not by way of limitation, the Goods shall be of good material, design and workmanship, shall be free from defects as that term may be defined in or referenced by the Purchase Order, and shall satisfactorily fulfill the operating conditions specified in the Purchase Order.

If any defect, as that term may be defined in the Purchase Order, appears, the Buyer shall so notify the Seller in writing within 48 hours of Buyer’s discovery of the defect. Defects may be identified at any time within a time period of six (06) months from the date when the Goods are first energized. Upon mutual agreement that said defect is with Seller’s scope, the Seller shall then at its own expense and as quickly as possible, make such alterations, repairs and replacements as may be reasonably necessary per Seller’s Warranty. Buyer shall refer to the Seller’s Warranty document which will be referenced in the Purchase Order.

However, in no circumstances shall Seller be liable to Buyer nor shall Seller be required to reimburse Buyer for any indirect, special, reliance, incidental or consequential losses, damages or expenses under this contract or any Purchase Order.

A new guarantee shall be applied under the same terms and conditions as those applicable to the original Goods, to parts supplied in replacement of defective parts or to parts renewed in pursuance of this clause for six (06) months after replacement or renewal thereof.

11.	PRICE AND PAYMENT

Unless otherwise stated, all prices for the Goods corresponding the specific and agreed scope identified in the Purchase Order, are firm and are not subject to price escalation for any reason whatsoever.

Any applicable sales, use, or similar taxes levied in the country of manufacture, export charges, fees, the Seller's profit and all other expenses are included in the price.

The payment due date shall be in accordance with the payment schedule document referenced in the Purchase Order.

12.	FORCE MAJEURE

A delay in or failure of performance by either party, or its affiliates or suppliers, hereto shall not constitute default under the Purchase Order if and to the extent such delay or failure is caused by Force Majeure, which shall mean acts of God, acts of civil, government, or military authority, acts of terrorism, accidents, restraints affecting shipping or credit, non-arrival or delay of carriers, short or reduced supply of fuel or raw materials or excessive costs thereof, natural disaster epidemics, war (declared or undeclared), or riot and which shall also mean any act that the Seller could not have reasonably foreseen and provided against.

In the event of Force Majeure, the Seller shall promptly notify the Buyer of any such delay and take all reasonable steps to avoid or end such delay.

The date of delivery or of performance shall be extended for a period equal to the duration of Force Majeure.

Neither party shall be entitled to claim compensation for delay or failure caused by Force Majeure.

13.	PATENT

The Seller warrants that the Buyer's use of the Goods, in the form in which they are furnished to the Buyer, shall not infringe any valid patent, copyright, trademark, or proprietary information rights of others. Further, the Goods and associated intellectual property are and will remain the sole property of the Seller and their use by the Buyer is for the sole purpose and scope documented and agreed in the Purchase Order. Buyer and Seller agree that any data, information and such pertaining to the Goods are confidential and shall be governed by the Confidentiality Agreement dated August 6, 2010 between Seller and Buyer. The Seller shall at its sole expense hold harmless and defend the Buyer from any suit or proceeding brought against the Buyer based on any such infringement, and shall pay all damages and costs awarded therein against the Buyer.

The Seller shall be promptly notified by the Buyer in writing of the suit or proceeding and shall be given adequate authority, information and assistance (at the Seller's expense) for the defense of same, subject to the right of the Buyer to participate at their expense and to be fully advised by the Seller in advance of all action taken.

In case the Goods, or any part thereof, is in such suit held to constitute infringement and the use of the Goods or parts is enjoined, the Seller shall, at its own expense, either procure for the Buyer the right to use the Goods or parts, or replace same with substantially equal but non-infringing equipment, or modify it so it becomes substantially equal but non-infringing, or if approved by the Buyer remove the Goods and refund the purchase price and the transportation and installation costs thereof and other costs incurred by the Buyer due to the Seller's failure.

14.	RISK OF LOSS AND INSURANCE

Buyer shall be liable for any loss, theft, damage or destruction suffered by Ocean Power Technologies Inc. (OPT) resulting from the acts or omissions (whether innocent, negligence, reckless, willful or otherwise) of Service Provider or its Personnel, excluding any indirect, incidental, consequential, punitive, special or other similar damages.

Buyer shall maintain, at its own expense, a minimum of (or equivalent):

•	Comprehensive General Liability (each occurrence): US$1,000,000 (customary watercraft exclusions must be deleted)

•	Comprehensive General Liability (aggregate): US$2,000,000 (customary watercraft exclusions must be deleted)
•	Workers' Compensation: As required by Local jurisdiction including but not limited to US Longshoremen and Harbor Workers Act, or equivalent
•	Employer's Liability (each accident): US$1,000,000 (including maritime jurisdiction including but not limited to Jones Act, Dead on the High Seas Act, or equivalent)
•	Employer's Liability (each Employee): US$1,000,000 (including maritime jurisdiction including but not limited to Jones Act, Dead on the High Seas Act, or equivalent)
•	Umbrella Policy (each occurrence): US$5,000,000
•	Umbrella Policy (aggregate): US$5,000,000

Buyer shall provide to Seller a waiver of subrogation on both the Buyer's General Liability and Workers Compensation policies. In addition, for General Liability, service provider must confirm that their insurance is primary with no contribution by OPT. Buyer shall comply with the terms of insurance pursuant to this contract and will be responsible for all excesses payable on any insurance claim under such insurance unless the relevant claim does not relate in any way to the supply or acts and omissions of Seller.

Buyer shall notify Seller of any insurance claim(s) that may arise within 48 hours of such claim(s) being filed for the sake of keeping Seller fully informed

Buyer shall supply OPT with certificates evidencing the coverage's required herein and the designation of OPT, agents and employees as additional insured. Service Provider must notify OPT immediately upon any termination or reduction in insurance coverage. All other required local, city, state and federal insurance, certificates or disability and unemployment benefits shall also be secured and maintained by Buyer during the Term of the Purchase Order. If the Buyer fails to provide Seller with required certificates in accordance with these contract requirements within 30 days of agreed Goods shipping date to Buyer, Seller will delay shipping until such a time the Buyer fully complies with above insurance requirements.

15.	SPECIFIC MARINE INSURANCE COVERAGE

Buyer is solely responsible for all insurance liabilities and requirements pertaining to marine operations activities related to the deployment and use of the Goods. The Seller shall be included in all such insurance previsions as an additional insured party.

Buyer shall ensure working conditions meeting recognized professional standards equivalent or similar to those defined by the US Occupational Safety and Health Administration (OSHA) for all Seller’s personnel, agents and affiliates when performing professional activities at Buyer’s site and locations.

Contractual insurance requirements FOR BUOY LEASE:

Buyer shall provide to Seller proof of insurance a minimum of 30days prior to agreed Goods-shipping-date. Seller shall not be responsible for any premium payments, and Buyer shall provide a direct notice to Seller in the event of cancellation of insurance due to nonpayment of premium or otherwise, within 24 hours of such cancellation.

Buyer’s insurance shall include the following items:

1.	Hull & Machinery Insurance

2.	Seller as additional insured (with waiver of subrogation) and loss payee

3.	Breach of Warranty: Insurance for full value of buoy

4.	Insurance shall be provided by reputable insurers to be agreed by Seller (AM BEST rating of insurers minimum of A VII or better)

16.	INDEMNITY

The Seller hereby will indemnify and hold harmless the Buyer from and against all liability to others and all claims, causes of action and suits of others, including without limitation those by employees, officers, directors, contractors, subcontractors or agents of the Buyer (hereinafter the “Indemnified Parties”) for personal injury (including death) or property damage, arising out of acts, omissions or failure to act of employees, officers, directors, contractors, subcontractors or agents of the Seller or arising out of defects in the Goods supplied by the Seller pursuant to this agreement or any Purchase Order. The foregoing indemnification shall apply only if such acts, omissions, or failure to act of employees are shown beyond doubt to be the sole responsibility of the Seller. The foregoing indemnification shall not apply when such injury or property damage involves the willful misconduct or gross negligence on the part of the Indemnified Parties, and the foregoing indemnification is limited in amount to the total value of the Goods provided by Seller to Buyer under this agreement and any Purchase Order(s), and the foregoing indemnification is limited in time to no more than six (06) months after the Goods have been provided to the Buyer by the Seller.

LIMITATIONS OF LIABILITY – The total liability of Seller (including Seller’s suppliers or manufacturers), on any claim, whether in contract, tort (including negligence), breach of warranty or otherwise, arising out of, connected with, or resulting from the manufacture, sale, lease, storage, delivery, resale, repair, replacement or use of any Goods shall not exceed the price of the specific product or service which gives rise to the claim, with a total value not to exceed the contract value. Seller’s liability on all such claims shall expire upon the expiration of the warranty. In no event shall seller (including seller’s suppliers or manufacturers) be liable to buyer or any third party for any special incidental or consequential, exemplary, or other indirect damages, or for loss of profits or revenues, loss of use of the work or any associated work, cost of capital, claims of customers for service interruptions, and costs incurred in connection with procuring goods.

17.	CANCELLATION FOR DEFAULT

In the event that either party shall be adjudged bankrupt, or make a general assignment for benefit of creditors, or if a receiver or liquidator shall be appointed, or if a winding up proceeding shall be commenced, or in the event that either party does not correct any default to comply with any of the provisions or requirements of the Purchase Order after a reasonable period of being notified in writing of such default by the other party, then the non-defaulting party may, by written notice to the defaulting party, without prejudice to any other rights or remedies which the non-defaulting party may have, terminate further performance by the defaulting party of the Purchase Order.

In the event of such termination, the non-defaulting party may complete the performance of the Purchase Order by such reasonable means as the non-defaulting party selects. Any amounts due under the terms of the Purchase Order prior to such termination shall be subject to set off of the non-defaulting party’s additional reasonable costs of completing the Purchase Order and other reasonable damages incurred by the non-defaulting party as a result of the default.

18.	CANCELLATION FOR CONVENIENCE

The Buyer shall have the right to cancel for its convenience further performance of all or any separable part of the Purchase Order at any time by a 30-day written notice to the Seller. Note that Buyer’s right to cancel for convenience shall not be permitted after the Goods have left Seller’s facility for shipment to Buyer. On the date of such cancellation, stated in said notice, the Seller shall discontinue all work pertaining to the Purchase Order, shall place no additional order, shall preserve and protect materials on hand purchased for or committed to the Purchase Order, work in progress, and completed work both in his own and in his suppliers' plants pending the Buyer's instructions, and shall dispose of same in accordance with the Buyer's instructions.

Payment conditions shall be promptly and reasonably determined by the Buyer and the Seller, based on that portion of the work satisfactorily performed in accordance with the terms of the Purchase Order to the date of cancellation, as substantiated by documentation satisfactory to and verified by the Buyer, disposition of work and material on hand, and amounts previously paid by the Buyer.

The Seller shall not be entitled to any prospective profits or damages because of such cancellation.

19.	ASSIGNMENT

Neither the Buyer nor the Seller shall assign or subcontract the Purchase Order or any part thereof or any amounts due there under without written consent of the other party, which consent shall not be unreasonably provided.

Any such permitted assignment or subcontracting shall not relieve the parties of any of their obligations under the Purchase Order.

20.	NO-WAIVER

No failure or delay of one party to require performance by the other party of anything contained in the Purchase Order, these General Terms and Conditions, any other specific terms and conditions referenced in the Purchase Order or the Specifications shall in any way adversely affect such party's right to require full performance of such provision after that. No waiver by one party of a breach thereof shall be taken to be a waiver by such party of any succeeding breach of thereof.

21.	CORRESPONDENCE

Any and all correspondence and notices shall be made in English, in writing to the address as mentioned in the Purchase Order.

22.	ARBITRATION

All disputes or controversies which may arise between the Buyer and the Seller, out of or in relation to or in connection with the Purchase Order, or for any breach thereof, shall be finally settled by arbitration in the International Court of Arbitration located in Lausanne, Switzerland. The award rendered by the arbitrators shall be final and binding upon both parties.

23.	APPLICABLE LAWS

The Purchase Order shall be governed by and construed in accordance with the laws of Japan. The Purchase Order will not be governed by the conflict of law rules of any jurisdiction or the United Nations Convention on Contracts for the International Sale of Goods, the application of which is expressly excluded.

24.	SEVERABILITY

In the event that any provision of the Purchase Order, or any of its referenced documents including but not limited to these General Terms and Conditions, should be held to be unenforceable or invalid for any reason, then such provision or portion thereof shall be deleted or modified in such a manner so as to make the Purchase Order, or any of its referenced document including but not limited to these General Terms and Conditions, as modified, legal and enforceable to the fullest extent permitted under applicable laws.

Ocean Power Technologies Mike Mekhiche /s/ Mike Mekhiche

Letter of Intent

March 7, 2016

Dr. Mike Mekhiche
Vice President -Engineering
Ocean Power Technologies, Inc.
1590 Reed Road
Pennington, NJ 08534

Dear Mekhiche-san:

This letter sets forth our mutual understanding with respect to the basis upon which Mitsui Engineering & Shipbuilding Co., Ltd. ("MES") and Ocean Power Technologies, Inc. ("OPT") will enter into an agreement whereby MES anticipates leasing from OPT the APB350 PowerBuoy® for a defined period of time and whereby MES anticipates securing from OPT certain related services (hereinafter referred to as the "Proposed Transaction"). OPT and MES presently contemplate that the Proposed Transaction will include the 11 items set forth in the attached term sheet (the "Term Sheet") based on our mutual understanding. The Term Sheet also includes Tables 1 and 2 as discussed below. This letter and the Term Sheet (with the two tables}are referred to together as the "Letter ofIntent."

1. Proposed Transaction. MES and OPT intend that the terms and conditions of any agreement with respect to the Proposed Transaction will be included in a contract that will address the details of the specifications, the schedule, and such additional terms and conditions for the items in the Term Sheet. MES and OPT agree to negotiate in good faith and agree that the terms and conditions in the contract are to be discussed and adjusted. MES and OPT presently anticipate executing that contract after conclusion of separate contractual negotiations between the New Energy and Industrial Technology Development Organization ("NEDO') and MES, which is anticipated to conclude in March 2016. The contract between MES and OPT will address the possibility for and the result that may occur if MES cannot pass NEDO's Stage Gate (the scheduled target date of NEDO State Gate is June 2016) or if a change occurs in the anticipated contract between NEDO and MES.

2. Current Agreement. MES and OPT agree that certain pre-work tasks are to be performed by OPT for MES as described in the attached "Pre-Work Tasks" (Table2 in Term Sheet) MES and OPT agree that if the separate contractual negotiations are not concluded between NEDO and MES, then MES will still pay the sums of money to OPT for pre-work in accordance with this Letter ofIntent after due consideration.

-1-

3.      Letter of Intent. This Letter of intent reflects the current intention of l\1ES and OPT, but for the avoidance of doubt, this Letter of lntent does not constitute a legally binding or enforceable commitment by either MES or OPT with respect to the Proposed Transaction, provided however that Sections 2 and 5 of this letter and the provisions of the Pre-Work Tasks (generally here referred to as the "Commitments") are binding contractual commitments of MES and OPT. The non-binding provisions of this Letter of lntent reflect only the current understanding of the Proposed Transaction and a binding agreement will not exist between MES and OPT unless and until they sign and deliver the contract referred to in Section 2 above, which will contain material terms not set forth in this Letter of lntent.

4.     Contracting Process. MES and OPT agree to fully cooperate in the contracting process described in Section 2 above, including as necessary in the separate contractual negotiations between MES and NEDO. MES and OPT also agree to fully cooperate as ncessary to support NEDO's Stage Gate as discussed in Section 2 above.

5.     Confidentiality. MES and OPT agree that the terms of this Letter of lntent are confidential and shall be governed by the Confidentiality Agreement dated August 6, 2010 between MES and OPT.

This Letter of Intent may be executed in two or more counterparts or by facsimile signature (or both), each of which will be deemed to be an original, but all of which will constitute one and the same agreement.

Please indicate your understanding of the terms and conditions set forth in this Letter of Intent by signing and dating in the respective spaces provided below..

Sincerely,

MITSUI ENGINEERING & SHIPBUILDING CO., LTD.

By:	/s/ Toshihiko Maemura
Name:	Toshihiko Maemura
Title:	Manager, Renewable Energy Project Research & Development Headquarters

Agreed to and accepted this 7th day of March, 2016 (the "Effective Date").

OCEAN POWER TECHNOLOGIES, INC.

By: /s/ Mike Mekhiche

Name: Mike Mekhiche

Vice President, Engineering

TERM SHEET

Proposed Transaction between MES and OPT

1.	Mooring Design and Resonant Control Implementation Support

2.	Support Operational and Resonant Control Wave Tank Test

3.	Support Survival Test Tank Test

4.	Support MES with Deployment Permit, Approval and Social Relations Support

5.	Testing of APB350 PowerBuoy prior to shipment to Japan

6.	Staging and Packaging of APB350 PowerBuoy

7.	Handling logistics and Shipping of APB350 PowerBuoy to Japanese Port

8.	Six month lease of APB350

9.	APB350 Deployment and Commissioning

10.	APB350 Monitoring, Data Analysis and Reporting

11.	Project Management

Document No: OPTMES350-2
Title: MILESTONES PAYMENT SCHEDULE
Revision: Rev C
Page 1 of 4

OPT
OCEAN POWER TECHNOLOGIES

C	H. Dufera	Document changed to reflect March-1017 PB ship date		3/17/16
B	H. Dufera	Document changed to reflect Feb-1017 PB ship date		3/16/16
A	H. Dufera	MILESTONES PAYMENT SCHEDULE		3/15/16
Rev	**By**	**Description**	**CN**	**Date Approved**

Proprietary Information
This document & information contained herein is the sole property of Ocean Power Technologies (OPT),
& may not be reproduced or used for any purpose other than which it was intended without permission from OPT.
Ocean Power Technologies, Inc Ocean Power Technologies Ltd
1590 Reed Road, Pennington, New Jersey 08534, USA Warwick Innovation Centre, Gallows Hill, Warwick, CV34 6UW, UK
Unless otherwise specified this document is **CONTROLLED** only when viewed in the form of electronic media from a **CONTROLLED** source.
Once printed, it becomes an **UNCONTROLLED** document & users shall verify the correct revision.

Document No: OPTMES350-2
Title: MILESTONES PAYMENT SCHEDULE
Revision: Rev C
Page 2 of 4

CONTENTS

1 Scope 3
2 Tasks and Assoicated Cost Breakdowns 3
3 Milestones Payment Schedule 3

Proprietary Information
This document & information contained herein is the sole property of Ocean Power Technologies (OPT),
& may not be reproduced or used for any purpose other than which it was intended without permission from OPT.
Ocean Power Technologies, Inc — Ocean Power Technologies Ltd
1590 Reed Road, Pennington, New Jersey 08534, USA — Warwick Innovation Centre, Gallows Hill, Warwick, CV34 6UW, UK
Unless otherwise specified this document is **CONTROLLED** only when viewed in the form of electronic media from a **CONTROLLED** source.
Once printed, it becomes an **UNCONTROLLED** document & users shall verify the correct revision.

Document No: OPTMES350-2
Title: MILESTONES PAYMENT SCHEDULE
Revision: Rev C
Page 3 of 4

1 SCOPE

This document defines Milestones, milestone payments and milestone payment verifications for APB350 OPT-MES Project proposed to MES in document 'Responses_to_MES_APB350_Proposal_Questions_Submitted' sent via email to Maemura-san on December 8, 2015.

2 TASKS AND ASSOICATED COST BREAKDOWNS

The table below defines the task list and associated cost breakdown for APB350 project with MES. Revised copy of this cost breakdown was sent to MES on February 11, 2016.

APB350 JP Cost Breakdown

	Task List	Revised Price (USD)
1	Mooring Design and Resonant Control Implementation Support	
	Design Resonant Control Interface into OPT controller	$17,124
	Design data recoding and reporting mechanism for resonant control system	$21,914
	Determine PowerBuoy performance and fatigue life prediction using Kozushima JPD	$39,137
	Use 100 year return period conditions to generate design loads and estimate safety factors for the design.	$60,513
	Utilize 100-year return current information to determine mooring design concept and conditions for wave tank	$65,088
	Use bathymetry and seabed composition to recommend appropriate method for anchoring and deployment	$54,042
2	Support Operational and Resonant Control Wave Tank Test (includes travel to Japan)	$36,935
3	Support Survival Test Tank Test (includes travel to Japan)	$58,346
4	Support MES with Deployment Permit, Approval and Social Relations Support (NK, JP Coast Guard, NEDO, EPSD, TMF	$17,856
5	Testing of ABP350 PowerBuoy prior to shipment to Japan	$12,258
6	Staging and Packaging of APB350 PowerBuoy	$14,742
7	Handling logistics and Shipping of APB350 PowerBuoy to Japanese Port	$35,000
8	Six month lease of APB350	$193,150
9	ABP350 Deployment and Commissioning	$0
	Develop PowerBuoy deployment and operation plan	$15,649
	Conduct Pre-Deployment Functional Test and provide test report	$58,595
	OPT Operations and Engineering Support	$37,378
	Provide deployment readiness report	$9,854
	Deploy APB350	$11,873
10	APB350 Monitoring, Data Analysis and Reporting (3 month deployment and support)	$0
	Conduct monitoring of APB350 PowerBuoy and tune performance (Resistive and Resonant Control)	$53,337
	Conduct deployment data analysis over deployment term	$73,147
	Issue periodic report over the deployment term	$18,275
11	Project Management (1.5 years)	$71,376
	Total	$ 975,587
Proposed New Budget		**$ 975,587**

3 MILESTONES PAYMENT SCHEDULE

The below table defines Milestones, Milestone Payments and Milestone Payment Verifications for the APB350 OPT-MES project.

Proprietary Information
This document & information contained herein is the sole property of Ocean Power Technologies (OPT),
& may not be reproduced or used for any purpose other than which it was intended without permission from OPT.
Ocean Power Technologies, Inc Ocean Power Technologies Ltd
1590 Reed Road, Pennington, New Jersey 08534, USA Warwick Innovation Centre, Gallows Hill, Warwick, CV34 6UW, UK
Unless otherwise specified this document is **CONTROLLED** only when viewed in the form of electronic media from a **CONTROLLED** source.
Once printed, it becomes an **UNCONTROLLED** document & users shall verify the correct revision.

Document No: OPTMES350-2

Title: MILESTONES PAYMENT SCHEDULE

Revision: Rev C

Page 4 of 4

Date (Months)	Milestone Description	Milestone Payments	Milestone Payment Verification
Mar-16	Resonant Control Implementation and Fatigue Life Analysis	$138,700	OPT will issue progress report on resonant control implementation plan and APB350 fatigue life analysis for new deployment site
May-16	Mooring Design and Analysis	$150,004	OPT will issue report for APB350 Mooring Analysis and Design for new deployment site
Aug-16	Wave Tank Test Plan and Support	$117,938	OPT Review WTT plan and support MES in Japan.
Mar-17	Conduct factory testing staging and shipping of APB350	$73,896	OPT will issue final factory test report and issue verification of APB350 shipment to Japan
Mar-17	Six month Lease of APB350 First Installemt Payment	$32,192	Contract starts from date of APB350 shipment
Apr-17	Six month Lease of APB350 Second Installemt Payment	$32,192	Contract starts from date of APB350 shipment
May-17	Six month Lease of APB350 Third Installemt Payment	$32,192	Contract starts from date of APB350 shipment
Jun-17	Six month Lease of APB350 Fourth Installemt Payment	$32,192	Contract starts from date of APB350 shipment
Jul-17	Six month Lease of APB350 Fivth Installemt Payment	$32,191	Contract starts from date of APB350 shipment
Aug-17	Six month Lease of APB350 Sixth Installemt Payment	$32,191	Contract starts from date of APB350 shipment
May-17	Conduct post-shipment testign of ABP350 and assist MES with Deployment and Commissioning	$145,245	OPT will provide post shipment test report and provide onsite support of ABP350 deployment and commissioning
Aug-17	APB350 Monitoring, Data Analysis and Reporting (3 month support)	$156,654	OPT will assign specific individuals to monitor APB350, conduct data analysis and provide periodic reports
	Total	**$ 975,587**	

Proprietary Information

This document & information contained herein is the sole property of Ocean Power Technologies (OPT),
& may not be reproduced or used for any purpose other than which it was intended without permission from OPT.

Ocean Power Technologies, Inc
1590 Reed Road, Pennington, New Jersey 08534, USA

Ocean Power Technologies Ltd
Warwick Innovation Centre, Gallows Hill, Warwick, CV34 6UW, UK

Unless otherwise specified this document is **CONTROLLED** only when viewed in the form of electronic media from a **CONTROLLED** source.
Once printed, it becomes an **UNCONTROLLED** document & users shall verify the correct revision.